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                                                                    EXHIBIT A-46

                            ARTICLES OF INCORPORATION

[Seal of the state of Indiana]              State Form 4159


                          ARTICLES OF INCORPORATION OF:

The undersigned desiring to form a corporation (herein after referred to as "Corporation) pursuant to the provisions of: Indiana Business Corporation Law.

As amended, executes the following Articles of Incorporation:

                                 ARTICLE I: NAME

Name of Corporation:       NIPSCO Capital Markets, Inc.

                     ARTICLE II REGISTERED OFFICE AND AGENT:

The street address of the corporation's registered office in Indiana and the name of its initial registered agent at that office is:

Edmund A. Schroer
5265 Hohman Avenue, Hammond, Indiana 46320

                         ARTICLE III AUTHORIZED SHARES:

The total number of shares which the corporation is authorized to issue is at least one class of shares, is hereby authorized unlimited voting rights, and is entitled to receive net assets of the Corporation upon dissolution. Number of shares: 1,000 shares without par value.

                            ARTICLE IV INCORPORATORS:

Jerry M. Springer 5265 Hohman Avenue        Hammond  IN       46320

In Witness Whereof, the undersigned being all the incorporators of said corporation execute these Articles of Incorporation and verify, subject to penalties of perjury, that the statements contained herein are true, this 9th day of March 1989.

/s/ Jerry M. Springer